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                           SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.  20549



                                       FORM 8-K



                                     CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



           Date of Report (Date of earliest event reported):  April 10, 1995


                             CONSOLIDATED NATURAL GAS COMPANY
       ________________________________________________________________________
                 (Exact name of registrant as specified in its charter)



           Delaware                    1-3196                 13-0596475
       ________________________________________________________________________
       (State of incorporation)     (Commission             (IRS Employer
                                    File Number)            Identification No.)




               CNG Tower, 625 Liberty Avenue,   Pittsburgh, PA  15222-3199
       ________________________________________________________________________
              (Address of principal executive offices, including zip code)



          Registrant's telephone number, including area code:  (412) 227-1000



                                      Not Applicable
       ________________________________________________________________________
            (Former name or former address, if changed since last report.)

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ITEM 5.    OTHER EVENTS

IMPAIRMENT OF GAS AND OIL PRODUCING PROPERTIES

As described in the 1994 Annual Report on Form 10-K of Consolidated Natural Gas Company (Company or Consolidated), Consolidated follows the full cost method of accounting for its gas and oil producing activities prescribed by the Securities and Exchange Commission (SEC). Under this method, all costs directly associated with property acquisition, exploration and development activities are capitalized, with the limitation that such amounts, net of related deferred taxes, not exceed the present value of the estimated future revenues expected from the production of the related proved gas and oil reserves. The estimate of future revenues is determined under guidelines established by the SEC and is not necessarily indicative of the future economic value of the Company's proved reserves. However, if net capitalized costs exceed the estimated value at the end of any quarterly period, then a permanent write-down of the assets must be recognized in that period.

Due primarily to the decline in wellhead gas prices since December 31, 1994, reflecting ample supplies nationwide and high storage inventory levels attributable to the mild winter weather during the latter part of 1994 and the first quarter of 1995, the Company will be required to recognize an impairment of its gas and oil producing properties at March 31, 1995. The actual effect on earnings will not be known until the completion of the first quarter closing. However, based on current estimates, the impact of this noncash charge is expected to be in the range of $100 million to $150 million, net of tax, or $1.08 to $1.61 per share.

As a result of this charge, the Company's ability to issue funded debt will be restricted for a period of time (see "Restrictions Under Certain Debt Agreements," page 4, of the Company's 1994 Annual Report on Form 10-K). However, the Company has adequate alternative financing resources available to meet expected operating and capital requirements.

WORK FORCE REDUCTION PROGRAM

In March 1995, Consolidated's Board of Directors approved a work force reduction program as part of the Company's efforts to permanently reduce costs in response to competitive conditions. The work force reduction program consists of a voluntary early retirement program, with eligibility based upon the employee's age and years of service as of December 31, 1995, and an involuntary separation program. The early retirement incentives include five additional years of age and pension service for determining pension benefits. The early retirement program is being offered at six of the Company's subsidiaries from April 1 through May 31, 1995, with eligible employees retiring before December 31, 1995. The involuntary separation program will involve severance benefit payments to affected employees. The Company is expected to permanently eliminate approximately 470 positions as a result of this program. Management is currently considering a work force reduction program at a seventh subsidiary.

The charges to earnings resulting from the approved work force reduction program are expected to be material to the Company's 1995 results of operations and will be recognized in the second quarter of 1995. However, the savings attributable to reduced salary and benefit costs will positively impact the last six months of 1995 and future periods. Also, the recovery of the costs of the program at the rate-regulated subsidiaries may be sought, if appropriate, in future rate-making proceedings.

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ITEM 5.    OTHER EVENTS (Concluded)

ENVIRONMENTAL MATTER

The Company has determined through its environmental monitoring practices that one of its subsidiaries, The East Ohio Gas Company (East Ohio Gas), may not have been in full compliance with the Resource Conservation and Recovery Act
(RCRA) and the Toxic Substances Control Act (TSCA) which govern the handling, storage and disposal of pipeline drip fluids that are contaminated with hazardous substances such as polychlorinated biphenyls (PCBs). East Ohio Gas has taken appropriate action to bring its operations into compliance with the TSCA and RCRA regulations and is voluntarily reporting its non-compliance to the appropriate state and federal environmental agencies. Although East Ohio Gas is subject to civil penalties as a result of this non-compliance, the Company is unable to estimate the amount of any fines at this time. Based upon its investigation, the Company does not expect that these fines and any related remediation costs will have a material effect on the Company's financial position, results of operations, or cash flows.

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                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               CONSOLIDATED NATURAL GAS COMPANY
                                               ________________________________
                                                        (Registrant)


                                                By        L. D. JOHNSON
                                                  _____________________________
                                                         (L. D. Johnson)
                                                          Vice Chairman
April 10, 1995                                      and Chief Financial Officer